CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
T. Rowe Price Tax-Efficient Balanced Fund, Inc.

     We consent to the incorporation by reference in Post-Effective Amendment No. 2 to the Registration Statement of the T. Rowe Price Tax-Efficient Balanced Fund, Inc. (the "Fund") on Form N-1A (File Number 333-26441) of our report dated March 18, 1998, on our audit of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the year ended February 28, 1998, which is incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.

     /s/Coopers & Lybrand L.L.P.
     COOPERS & LYBRAND L.L.P.

Baltimore, Maryland
June 17, 1998